Domain Name Usage Agreement

Party A: Xianzhen Lin
Party B: Xi’an Qujiang Sunity Technology Limited.

1.
Party A agrees to lease the domain name www.633.com to Party B for it use at no cost until Dec 31, 2012. Party B is not limited to use the domain name. However Party B is responsible for being compliance with the P.R.C. laws and regulations.

2.	The fee to use the domain name of 633 will be renegotiated after the free lease period expire.
3.	Party A could not take back the use right of the domain name without the consent of Party B. Otherwise Party A shall compensate Party B for the loss incurred to Party B.
4.	This agreement is shall be provided in duplicate, with each party holding one copy and the two copies having the same legal validity.

Party A:	Xianzhen Lin
Signing or chop:
Signing date:	Nov. 2011

Party B:	Xi’an Qujiang Sunity Technology Limited.
Signing or chop:
Signing date:	Nov. 2011